Exhibit 99.1

Media Inquiries:	Investor Inquiries:
William J. Rudolph Jr.	Michael A. Hajost
610-208-3892	610-208-3476
wrudolph@cartech.com	mhajost@cartech.com

CARPENTER TECHNOLOGY ANNOUNCES RETURN OF GREGORY A. PRATT AS CEO

WYOMISSING, Pa. — November 14, 2014 — Carpenter Technology Corporation’s (NYSE: CRS) Board of Directors today announced that Gregory A. Pratt will return as CEO of the Company, effective immediately.  Mr. Pratt was Carpenter’s CEO in 2009 - 2010, and has been a Board member since 2002.  Pratt will also continue as the Chairperson of Carpenter’s Board, a position he has held since 2009.  During his tenure as Chairperson, Carpenter has made numerous investments in its business, acquired Amega West and Latrobe Specialty Metals, and built Carpenter’s new Athens facility.

Pratt has a distinguished career in metals, materials, and information technology serving as CEO of both Carpenter Technology and OAO Technology Solutions.  Mr. Pratt received a Bachelor of Science in business administration from Cheyney University and a Masters of Business Administration from the Wharton School at the University of Pennsylvania.

Pratt replaces Bill Wulfsohn as CEO, who resigned today to take another role outside of the Company.  To ensure continuity, while Wulfsohn will step down from the CEO role and Board of Directors immediately, he will assist the Company in a transition support role until December 31, 2014.

“It has been a pleasure to work with Bill.  Together, we have accomplished a great deal,” said Pratt.  “We wish Bill well in his next endeavors and thank him for his outstanding leadership and service to Carpenter.”

About Carpenter Technology

Carpenter produces and distributes premium alloys, including special alloys, titanium alloys and powder metals, as well as stainless steels, alloy steels and tool steels. Information about Carpenter can be found at http://www.cartech.com.

Forward-Looking Statements

This news release forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on management’s current expectations and are subject to risks, uncertainties and other factors that could cause actual results to differ from those projected, anticipated or implied. The most significant of these uncertainties are described in Carpenter’s filings with the Securities and Exchange Commission including its annual report on Form 10-K for the year ended June 30, 2014, 10Q for the quarter ended September 30, 2014, and the exhibits attached to those filings.  They include, but are not limited to, statements regarding growth, profitability, revenues, strategic goals, mix costs, and targeted financial performance.  Any of these factors could have an adverse and/or fluctuating effect on Carpenter’s results of operations.  The forward-looking statements in this document are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Carpenter undertakes no obligation to update or revise any forward-looking statements.